UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

PRUDENTIAL FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-16707	22-3703799
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

751 Broad Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the response to Item 8.01 below, which is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

Prudential Financial, Inc., a New Jersey corporation (the “Company”), is furnishing herewith, as Exhibit 99.1, a copy of its news release, dated April 7, 2011, concerning the sale of its global commodities business, as described below.

Item 8.01	Other Events.

On April 6, 2011, the Company entered into a stock and asset purchase agreement (the “Agreement”) with Jefferies Group, Inc., a Delaware corporation (“Jefferies”), pursuant to which the Company agrees to sell to Jefferies all of the issued and outstanding shares of capital stock of the Company’s subsidiaries (the “Transferred Subsidiaries”) that conduct its global commodities business (the “Global Commodities Business”) and certain assets that are primarily used in connection with the Global Commodities Business. The purchase price for the transaction will be approximately equal to the book value of the Global Commodities Business as of the closing date determined in accordance with generally accepted accounting principles (“GAAP”). As of December 31, 2010, the book value of the Global Commodities Business as determined in accordance with GAAP was approximately $430 million. The transaction is expected to close in June 2011, following the receipt of regulatory approvals and the satisfaction of other customary conditions to closing.

Due to the execution of the Agreement, the results of the Global Commodities Business, which had historically been included in the Company’s International Investments segment, will be included in Discontinued Operations beginning with reporting for the first quarter of 2011. The results of Discontinued Operations are included in net income determined in accordance with GAAP but are excluded from income from continuing operations determined in accordance with GAAP and from adjusted operating income.

In the ordinary course of business, the Company has provided guarantees of the obligations of the Global Commodities Business under commodity, financial and foreign exchange futures, swap and forward contracts. As of December 31, 2010, the Company’s exposure under these guarantees was approximately $330 million. The Company and Jefferies will enter into a guarantees transition and collateral agreement at the closing of the transaction, pursuant to which the Company will agree to keep these guarantees outstanding for a period of 18 months following the closing, and Jefferies will agree to indemnify the Company for any amounts payable under the guarantees and, under certain conditions, to provide collateral for such obligation. In addition, in order to maintain continuity of funding for the global commodities business, the Company has agreed to temporarily continue to provide, at Jefferies’ option, a line of credit to the Transferred Subsidiaries for a period of 90 days following the closing in an amount of up to $1 billion. The obligations of the Transferred Subsidiaries under the line of credit, including their obligation to repay drawn amounts no later than 90 days following the closing date, will be guaranteed by Jefferies and secured by certain assets of the Transferred Subsidiaries.

“Adjusted operating income,” referred to above, differs from, and should not be viewed as a substitute for, net income determined in accordance with generally accepted accounting principles, but is the financial measure that the Company uses to analyze the operations of each segment in managing its Financial Services Businesses.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 News release, dated April 7, 2011, of Prudential Financial, Inc. announcing its agreement to sell its global commodities business to Jefferies Group, Inc. (furnished and not filed).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 7, 2011

PRUDENTIAL FINANCIAL, INC.

By:	/s/ Brian J. Morris
Name:	Brian J. Morris
Title:	Vice President and Assistant Secretary

Exhibit Index

Exhibit No.	Description

99.1	News release, dated April 7, 2011, of Prudential Financial, Inc. announcing its agreement to sell its global commodities business to Jefferies Group, Inc. (furnished and not filed).